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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (date of earliest event reported): December 16, 1996


                           MOLECULAR BIOSYSTEMS, INC.
             (Exact name of registrant as specified in its charter)



                          Delaware 1-10546 36-30878632
              (State or other juris- (Commission file (IRS employer
            diction of incorporation) number) identification number)



              10030 Barnes Canyon Road, San Diego, California 92121
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (619) 452-0681

Item 5.  Other Events

         (a)   Amendment to Mallinckrodt Agreement

         In December 1996, Molecular Biosystems, Inc. (the "Company") and Mallinckrodt Medical, Inc. ("Mallinckrodt") amended the Amended and Restated Distribution Agreement ("ARDA") that they entered into in September 1995 to expand the geographical scope of Mallinckrodt's exclusive marketing and distribution rights for the Company's proprietary first-generation contrast agent for cardiac ultrasound imaging, ALBUNEX(R), its second generation contrast agent, FS069, and related products. The amendment extended Mallinckrodt's exclusive territory to cover the territory that the Company had formerly licensed to Nycomed Imaging AS ("Nycomed"), from which the Company reacquired exclusive product rights in October 1995. This additional territory includes Western Europe, the former Soviet Union, Africa, the Middle East and India.

         Under the amendment to ARDA, Mallinckrodt agreed to pay up to a total of $12.85 million, depending upon the achievement of a specified product development milestone. Mallinckrodt made an initial payment of $7.05 million, consisting of reimbursement to the Company of $2.7 million that it paid to
Nycomed to reacquire the exclusive product rights in Nycomed's territory, payment of $3.0 million to the Company under the terms of ARDA upon the extension of Mallinckrodt's exclusive rights to Nycomed's former territory, and payment of $1.35 million to Nycomed in satisfaction of the Company's obligation to pay 45% of any amounts that the Company receives in excess of $2.7 million upon the licensing of the former Nycomed territory to a third party. Of the remaining $5.8 million that may be paid, Mallinckrodt will pay $4.0 million to the Company (upon the achievement of the specified product development milestone) and $1.8 million to Nycomed (representing 45% of the $4.0 million payment to the Company.)

         Under ARDA, the Company manufactures all licensed products for sale to Mallinckrodt at a price generally equal to 40% of Mallinckrodt's quarterly average selling price to end users. The amendment extends this arrangement to Mallinckrodt's new territory and also requires Mallinckrodt to pay 60% of the royalty of 2 1/2% on the first $30 million of annual sales and 3 1/2% on any annual sales in excess of $30 million, that the Company is required to pay to Nycomed in respect of product sales in its former territory. In addition, the amendment requires Mallinckrodt to pay 60% of the royalty of 1.25% that the Company is required to pay under its June 1989 license agreement with Steven B. Feinstein, M.D., in respect of product sales in Mallinckrodt's new territory.

         A copy of the Company's press release with respect to the amendment to ARDA is attached to this Report as Exhibit 10.1.

         (b)   Appointment of Additional Director

         In December 1996, the Company appointed Jerry T. Jackson as a director of the Company, increasing the size of its Board of Directors to seven members.

         At the time of Mr. Jackson's retirement in 1995, he was serving as Executive Vice President of Merck & Co., Inc., where he had worked since 1965 and had held various senior management positions, in sales, marketing and planning.

         A copy of the Company's press release with respect to Mr. Jackson's appointment is attached to this Report as Exhibit 10.2.

          (c)      Review by FDA Advisory Panel Scheduled

         On January 9, 1997, the Company announced that it had received notice from the U.S. Food and Drug Administration ("FDA") that the FDA has scheduled a review by its advisory Radiological Devices Panel on February 24, 1997 of the Company's pre-marketing approval ("PMA") application for the Company's second-generation contrast agent for cardiac ultrasound imaging, FS069, for use in enhancing endocardial border definition and opacification of the left ventricular chamber. The Company filed its PMA with the FDA on October 18, 1996.

         A copy of the Company's press release with respect to the scheduling of this FDA advisory panel review is attached to this Report as Exhibit 10.3.

                                    Signature


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Date:  February 14, 1997

         Molecular Biosystems, Inc.




         By:/s/ Gerard A. Wills
         Gerard A. Wills
         Vice President, Finance and
         Chief Financial Officer

                                  Exhibit Index


                                                            Sequentially
                                                              Numbered
Exhibit           Description                                   Page


      10.1         Press release (December 16, 1996)             6
      10.2         Press release (December 18, 1996)             8
      10.3         Press release (January 9, 1997)               9